Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-201676 on Form N-1A of our report dated April 6, 2015, relating to the financial statements of TCW Alternative Funds, including TCW/Gargoyle Hedged Value Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

April 6, 2015